       1                                              Exhibit A-2

							November 7, 1995




Howard M. Cunningham
Executive Secretary
Public Service Commission
	of West Virginia
P. O. Box 812
Charleston, West Virginia 25323

		Re:	Case No.  95- _____ - G-PC
			Hope Gas, Inc., Petition for Approval of
			Sale of Hope's Production Properties to
			CNG Producing Company, an Affiliated Company

Dear Mr. Cunningham:

	Enclosed herewith is an original and nine (9) copies of the "Petition of Hope Gas, Inc., for Consent and Approval to Enter
Into a Contract for the Sale of Hope's Production Properties to
CNG Producing Company". Please stamp one of the enclosed copies as "received" and return it to me at the address listed above. Thank you for your assistance in this matter. If you have any questions, please let me know.

							Sincerely,



							David K. Dewey
							Attorney

DKD:lsh

Enclosures

PUBLIC SERVICE COMMISSION
OF WEST VIRGINIA
CHARLESTON

Case No.  95- _____ - G-PC

Hope Gas, Inc.
	Petition for Approval of Sale
	of Hope's Production Properties
	to CNG Producing Company, an
	Affiliated Company

PETITION OF HOPE GAS, INC.,
FOR CONSENT AND APPROVAL
TO ENTER INTO A CONTRACT FOR
THE SALE OF HOPE'S PRODUCTION
PROPERTIES TO CNG PRODUCING COMPANY
___________________________________

	Hope Gas, Inc., (hereinafter "Hope" or "Petitioner") respectfully petitions the Commission for consent and approval of an agreement to sell certain oil and gas properties (hereinafter "Production Properties") to CNG Producing Company (hereinafter "CNGP"). The Production Properties are described in greater detail in Paragraph five herein. In support of this petition, Hope represents as follows:
	1.	The name and address of the Petitioner is:

				Hope Gas, Inc.
				P.O. Box 2868
				Clarksburg, West Virginia 26302-2868

	2.	The name and address of CNGP is:

				CNG Producing Company
				CNG Tower
				1450 Poydras Street
				New Orleans, LA 70112-6000

	3.	Certificates of Incorporation.  Petitioner and CNGP are
both wholly owned subsidiaries of Consolidated Natural Gas
Company (hereinafter "CNG").  CNG is incorporated under the laws of the State of Delaware.  A copy of CNG's Certificate of
Incorporation, restated October 4, 1990, was attached to the
"Petition of Hope Gas, Inc., for Consent and Approval to Enter
Into a Contract for Allocation of Natural Gas Storage Volumes
Among Affiliates" received by this Commission as Case No. 94-
0473-G-P.  CNGP's certificate of incorporation can and will be supplied if the Commission so desires.  However, waiver of such requirement is hereby requested since the provision of said
certificate would serve no discernible useful purpose.  CNG's headquarters are located in Pittsburgh, Pennsylvania and CNGP's headquarters are located in New Orleans, Louisiana.  CNG and CNGP are not public utilities and are therefore not subject to the jurisdiction of the Commission.
	4.	Financial Condition.  The financial condition of
Petitioner was reviewed in Hope's most recent base rate case, Case No. 95-0003-G-42T. The financial condition of CNG is set forth in its Annual Report to Shareholders which is regularly submitted to the Commission as part of Hope's rate case filings.

	5.	Description of Properties to be Sold.  The sale of
Petitioner's Production Properties, if approved, includes all of Hope's right, title and interest in and to the oil and gas properties currently owned by Hope, together with all of Hope's interest in the oil, gas and other minerals in place; rights to production; all associated wells; fixtures; facilities; selected pipelines or gathering systems; improvements and other property, real or personal, tangible or intangible, movable or fixed, located on or which was acquired for or is used in connection with the operation of the properties; all associated contractual rights and agreements, including but not limited to leases, operating agreements, unit agreements, permits, rights-of-way, surface rights, easements, licenses, options and orders in any way relating thereto and all geological and geophysical reports and data which Petitioner can legally transfer. A copy of CNGP's proposal is attached hereto as "Exhibit A".
	6.	Purchase of Natural Gas Production.  If the sale of
Petitioner's Production Properties is approved by this Commission, Hope will purchase the natural gas produced from the Production Properties from CNGP at a two-part rate consisting of a Demand Charge and a Commodity Charge:

(a)	The Demand Charge shall consist of a monthly payment
equal to seven hundred fifty dollars ($750.00) times the number of days in each month. The Demand Charge is based on daily sales of two thousand five hundred
(2,500) dekatherms.

(b)	The Commodity Charge shall be two dollars and twenty
cents ($2.20) for each dekatherm of gas delivered during the First Contract Year (defined as the closing date through the last day of the twelfth month following the month in which closing occurs), two dollars and ten cents ($2.10) for each dekatherm of gas delivered during the Second Contract Year (defined as the twelve months following the First Contract Year) and two dollars ($2.00) for each dekatherm of gas delivered during the Third Contract Year (defined as the twelve months following the Second Contract Year).
For each dekatherm of gas delivered in excess of three thousand (3,000) dekatherms per day, the Commodity
Charge shall be set at an index price.

This sales arrangement is consistent with the price paid to other Appalachian producers delivering natural gas directly into Petitioner's natural gas distribution system.
	7.	Purchase Price.  Payment for Petitioner's Production
Properties shall be made by CNGP in one lump sum amount
equivalent to the net book value of the Production Properties as shown on Hope's books of account (as maintained in the ordinary course of business and in accordance with generally accepted accounting standards). Said net book value is estimated to be four million six hundred thousand dollars ($4,600,000).
	8.	Expedited Review.  The sale of the Production
Properties requires expedited review by the Commission. If not approved by April 1, 1996, CNGP's offer to purchase is null and void.

	9.	Improved Efficiency.  The proposed sale of Petitioner's
Production Properties will have no deleterious effect upon Petitioner's provision of natural gas service in West Virginia and will enable Hope to conduct its public utility business more efficiently. In support of this contention, Hope represents as follows:

(a)	Hope is no longer actively drilling for natural gas on
its Production Properties. As a result, the existing wells located on Petitioner's properties are showing characteristics of steadily declining deliverability while at the same time, Petitioner's proven reserves are underutilized.

(b)	Hope has neither the technical expertise nor the
physical resources to maintain an economically viable natural gas drilling/production program. The result is an average cost of gas which will over time exceed current market prices.

(c)	Hope will be able to purchase the gas produced from the
Production Properties for at least the next three (3) years and thereafter subject to negotiating a mutually agreeable price with CNGP.

(d)	There will be no loss of jobs resulting from this sale,
but Hope will be able to improve its productivity and efficiency by concentrating on its core business.

(e)	The sale of Hope's Production Properties was
contemplated by the Joint Stipulation and Agreement for Settlement entered into in Case No. 95-0003-G-42T, et al.

(f)	Hope has installed a products extraction unit to
improve the quality of the gas flowing out of the Greer-Tucker production area. CNGP has agreed to pay
Petitioner a products extraction charge of nine and three-tenths cents ($0.093) for each
	dekatherm of gas processed at this facility. Hope will not be generating any marketable co-products, at this facility, from which revenue can be derived.

(g)	Costs of operating the Production Properties, including
royalty payments and billings due under current joint operating agreements will no longer be incurred.

(h)	Future costs associated with plugging and abandoning
the wells will be avoided.

	10.	Sale is in the Public Interest.  The prayer of the
Petition should be granted since the proposed sale is fair and reasonable and gives no party thereto an advantage over any other. The benefits derived from this Agreement will enable Hope to conduct its public utility business more efficiently.

	WHEREFORE, Petitioner respectfully requests that the Commission expeditiously grant its consent and approval of the entering into an agreement for the sale of Petitioner's Production Properties to CNGP; that notice and hearing be dispensed with; and that the Commission grant Petitioner such further authority in connection with this petition as may be just and proper.

							Respectfully submitted,

							HOPE GAS, INC.
							By Counsel

_________________________________________
Marc A. Halbritter
David K. Dewey
Hope Gas, Inc.
Post Office Box 2868
Clarksburg, West Virginia 26302-2868
(304) 623-8000

E. Dandridge McDonald
1201 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 344-5113


U:  PRODUCT1

VERIFICATION


STATE OF WEST VIRGINIA

COUNTY OF HARRISON, to-wit:


	_________________________, _____________________________ of
Hope Gas, Inc., being first duly sworn, states that the facts and allegations contained herein are true, except so far as they are stated to be on information, and that, so far as they are stated to be on information, he believes them to be true.


						__________________________________


	Taken, sworn to and subscribed before me this ______ day of November, 1995.




						_________________________________
						Notary Public in and for
						said County and State


My commission expires:
________________________________________________.